AMENDMENT NO. 4 TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 made as of the 28th day of October 2015 to the Investment Advisory Agreement dated October 29, 2012 (the “Agreement”), as amended December 15, 2014, May 1, 2015, and July 23, 2015, between Aspiriant Trust (formerly Aspiriant Global Equity Trust) and Aspiriant, LLC.

WHEREAS, the parties desire to amend the Agreement to modify Schedule A thereto to reflect the addition of a new Fund and to reflect a decrease in fee for existing Funds;

NOW, THEREFORE, the parties hereto agree to amend the Agreement by deleting the existing Schedule A in its entirety and replacing it with the following:

SCHEDULE A

As compensation for the Adviser’s services under the Agreement, the Trust will pay to the Adviser a monthly fee at an annual rate based on the average daily net assets of the respective Fund as follows:

Fund	Fee

Aspiriant Risk-Managed Global Equity Fund	0.50%
(decrease effective November 1, 2015)

Aspiriant Income Opportunities Fund	0.35%
(decrease effective November 1, 2015)

Aspiriant Defensive Allocation Fund	0.10%
(new series effective November 16, 2015)

AGREED AND ACCEPTED:

Aspiriant Trust

By:	/s/ Robert J. Francais
Robert J. Francais
President

Aspiriant, LLC

By:	Bret Magpiong
Bret Magpiong
Chief Financial Officer